March 27, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Solar Systems Ltd. on Form S-1 of our audit report, dated February 20, 2009 relating to the accompanying balance sheet as of November 30, 2008 and the related statements of operations, stockholder’s deficit, and cash flows from inception (August 25, 2008) through November 30, 2008, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
March 27, 2009